                                                                    Exhibit 11.0
                             PAMRAPO BANCORP, INC.
                              AND SUB SIDIARIEES
                STATEMENT RE COMPUTATION OF EARNINGS PER SHARE
                ----------------------------------------------





                                                    Three                   Nine
                                                 Months Ended           Months Ended
                                              September 30, 1996     September 30, 1996
                                             --------------------   --------------------

Net (loss) income                             $        (372,592)     $        1,873,853
                                             ====================   ====================


Weighted average common shares outstanding             3,261,840              3,335,948

Common stock equivalents
  due to dilutive effect of stock options                  4,058                  4,140
                                             --------------------   --------------------

Total weighted average
  common shares and equivalents outstanding            3,265,898              3,340,088
                                             ====================   ====================


Primary (loss) earnings per share             $            (.11)                    .56
                                             ====================   ====================


Total weighted average common
  shares and equivalents outstanding
  for fully diluted computation                        3,265,898              3,340,088
                                             ====================   ====================


Fully diluted (loss) earnings per share       $            (.11)     $              .56
                                             ====================   ====================